Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Trico Bancshares of our report dated March 13, 2012, with respect to the 2011 consolidated financial statements of Trico Bancshares, which report appears in the Form 10-K of Trico Bancshares for the year ended December 31, 2013, filed with the Securities and Exchange Commission, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Stockton, California

May 8, 2014